EXHIBIT INDEX

Exhibit 23.8

CONSENT OF APSIS CONSULTORIA EMPRESARIAL S/C LTDA.

We hereby consent to the use of our name and to the inclusion of our valuation report which was prepared for the purpose of appraising the equity of all companies, under the same criteria and on the same dates, at market price for the purposes of Article 264 of Brazilian Corporate Law, dated July 19, 2005, as part of Exhibits 2.1 and 2.2 to the Registration Statement on Form F-4 (the “Registration Statement”) of the Company, and the reference thereto under the captions “Questions & Answers about the Merger of Shares,” “Summary – Valuation Reports,” "The Merger of Shares – Merger of Shares – Holdings Merger Agreement, Appraisal Rights and Merger of Shares Agreement” and "Valuation Reports of UBS, Deutsche Bank and Apsis," and the summary of our valuation report under the caption "Valuation Reports of UBS, Deutsche Bank and Apsis" in the Prospectus of the Company that is part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

APSIS CONSULTORIA EMPRESARIAL S/C LTDA.

/s/ Luiz Paulo Silveira
Luiz Paulo Silveira
Executive Officer

Rio de Janeiro, Brazil
August 31, 2005